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                                                                   Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BRE Properties, Inc. for the registration of $700,000,000 in debt securities, preferred stock, and common stock and to the incorporation by reference therein of our report dated January 30, 2001, with respect to the consolidated financial statements and schedule of BRE Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Francisco, California
August 28, 2001